Rom As filed with the Securities and Exchange Commission on April 1, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bank of Montreal

(Exact Name of Registrant as Specified in Its Charter)

Canada	13-4941092
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

100 King Street West

1 First Canadian Place

Toronto, Ontario

Canada M5X 1A1

(416) 867-6785

(Address and Telephone Number of Registrant’s Principal Executive Offices)

BANK OF MONTREAL AMENDED AND RESTATED STOCK OPTION PLAN

(Full Title of the Plan)

Colleen Hennessy

Bank of Montreal

111 West Monroe Street, P.O. Box 755

Chicago, Illinois 60603

(312) 461-7745

(Name, Address and Telephone Number of Agent for Service)

Copies of Communications to:

William C. Hermann

Chapman and Cutler LLP

111 West Monroe Street

Chicago, Illinois 60603

(312) 845-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ Emerging growth company ☐	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Shares, without par value	12,000,000	$46.85	$562,200,000	$72,974

(1)

Pursuant to General Instruction E of Form S-8, this Registration Statement covers the registration of an additional 12,000,000 Common Shares under the Bank of Montreal Amended and Restated Stock Option Plan (the “Plan”). The Registrant previously registered 17,000,000 common shares of the Registrant under the Plan on November 2, 2015 (Registration Statement No. 333-207739) and 5,000,000 common shares of the Registrant under the Plan on May 9, 1995 (Registration Statement No. 33-92112).

(2)

Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the common shares of the Registrant on March 30, 2020, as quoted on The New York Stock Exchange.

NOTE

This Registration Statement on Form S-8 is filed by Bank of Montreal (the “Bank” or the “Registrant”) pursuant to General Instruction E to Form S-8 for the purpose of registering an additional 12,000,000 common shares of the Bank which may be issued pursuant to the Bank of Montreal Amended and Restated Stock Option Plan and consists of only those items required by General Instruction E. In accordance therewith, the Bank hereby incorporates herein by reference the contents of the Registration Statement on Form S-8 filed by the Bank with respect to the earlier versions of the Plan on November 2, 2015 (Registration Statement No. 333-207739) and May 9, 1995 (Registration No. 33-92112), together with all exhibits filed therewith or incorporated therein by reference to the extent not otherwise amended or superseded by the contents hereof.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The rules of the Securities and Exchange Commission (the “Commission”) allow the Bank to include information by “incorporation by reference” into this Registration Statement. The Bank incorporates herein by reference the following documents, which have been filed by the Bank with the Commission (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended, which is referred to herein as the “Exchange Act”):

Registrant Filings with the SEC	Period and/or Filing Date
Annual Report on Form 40-F	Year ended October 31, 2019, as filed December 3, 2019

Reports of Foreign Issuer on Form 6-K:*	November 14, 2019

December 3, 2019

December 3, 2019

December 3, 2019

December 20, 2019

February 25, 2020

February 25, 2020

February 25, 2020

February 25, 2020

February 25, 2020

February 25, 2020

March 6, 2020

March 20, 2020

March 20, 2020

March 30, 2020

March 31, 2020

Description of the Common Shares of the Registrant contained in Form 8-A (File No. 1-13354)	September 26, 1994

*	Other than the portions of those documents not deemed to be filed.

All documents filed by the Registrant under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement, other than the portions of those documents not deemed to be filed, and to be part of this Registration Statement from the date of filing of such reports. In addition, any report furnished by the Registrant on Form 6-K shall be deemed to be incorporated by reference in this Registration Statement if and to the extent provided in such report on Form 6-K.

All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed or furnished document that also is, or is deemed to be, incorporated by reference or deemed to be part of this Registration Statement modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Under the Bank Act of Canada (the “Bank Act”), a bank may not, by contract, resolution or by-law, limit the liability of its directors for breaches of the Bank Act, including their fiduciary duties imposed under the Bank Act. However, a bank may indemnify a director or officer, a former director or officer or a person who acts or acted, at the bank’s request, as a director or officer of or in a similar capacity for another entity, and his or her heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her because of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association and may advance funds to him or her for the costs, charges or expenses of such a proceeding, provided however, that a bank may not indemnify such a person unless:

(1)    that person acted honestly and in good faith with a view to the best interests of, as the case may be, the bank or the other entity for which he or she acted at the bank’s request as a director or officer or in a similar capacity; and

(2)    in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that person had reasonable grounds for believing that his or her conduct was lawful.

Under the Bank Act, these individuals are entitled to be indemnified by the bank in respect of all costs, charges and expenses reasonably incurred by them in connection with the defense of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of an association referred to above with the bank or other entity if the person was not judged by the courts or other competent authority to have committed any fault or omitted to do anything that they ought to have done and fulfilled the conditions set out in (1) and (2) above. A bank may, with the approval of a court, also indemnify these individuals in respect of, or advance amounts to him or her for the costs, charges and expenses of, a proceeding referred to above, in respect of an action by or on behalf of the bank or other entity to procure a judgment in its favor, to which the person is made a party because of an association referred to above with the bank or other entity, if he or she fulfills the conditions set out in (1) and (2) above.

The Bank’s by-laws provide that the Bank shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Bank’s request as a director or officer of or in a similar capacity for another entity, and such person’s heirs and personal representatives, to the maximum extent permitted by the Bank Act.

The Bank has purchased, at its expense, a Directors’ and Officers’ Liability Insurance Policy that provides protection for individual directors and officers of Bank of Montreal and its subsidiaries solely while acting in their capacity as such.

Insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers or persons controlling the Bank pursuant to the foregoing provisions, the Bank has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

3.1	Amended and Restated By-laws of Bank of Montreal (incorporated by reference to the Current Report on Form 6-K filed by Bank of Montreal with the SEC on April 13, 2017).

4.1	Bank of Montreal Amended and Restated Stock Option Plan, effective February 25, 2020.

5.1	Opinion of Osler, Hoskin & Harcourt LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on April 1, 2020.

BANK OF MONTREAL

By:	/s/ Thomas E. Flynn
Thomas E. Flynn
Chief Financial Officer (Principal Financial
and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints each of Darryl White, Thomas E. Flynn, Simon Fish, Stephen Lobo and Barbara M. Muir and his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the U.S. Securities Act of 1933 (the “Securities Act”), and any rules, regulations and requirements of the U.S. Securities and Exchange Commission (the “SEC”) thereunder, in connection with the registration under the Securities Act of the securities of Bank of Montreal (the “Bank”), including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name, in his or her capacity as a member of the Board of Directors or officer of the Bank, on this Registration Statement or a registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act relating to such securities, the Bank of Montreal Amended and Restated Stock Option Plan (the “Plan”) and/or such successor registration statements or other form or forms as may be appropriate to be filed with the SEC as any of them deem appropriate in respect of the securities of the Bank or the Plan, on any and all amendments, including post-effective amendments, to such registration statement, and on any and all instruments and documents filed as part of or in connection with such registration statement and any and all amendments thereto, including post-effective amendments.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated in the City of Toronto, Province of Ontario, Canada.

Signature Name	Title	Date

/s/ Darryl White	Chief Executive Officer, Director	April 1, 2020
Darryl White	(Principal Executive Officer)

/s/ Thomas E. Flynn	Chief Financial Officer	April 1, 2020
Thomas E. Flynn	(Principal Financial and Accounting Officer)

/s/ George A. Cope	Chairman of the Board	April 1, 2020
George A. Cope

/s/ Jan Babiak	Director	April 1, 2020
Jan Babiak

/s/ Sophie Brochu	Director	April 1, 2020
Sophie Brochu

/s/ Craig Broderick	Director	April 1, 2020
Craig Broderick

/s/ Christine A. Edwards	Director	April 1, 2020
Christine A. Edwards

/s/ Martin S. Eichenbaum	Director	April 1, 2020
Martin S. Eichenbaum

/s/ Ronald H. Farmer	Director	April 1, 2020
Ronald H. Farmer

/s/ David Harquail	Director	April 1, 2020
David Harquail

/s/ Linda S. Huber	Director	April 1, 2020
Linda S. Huber

/s/ Eric R. La Flèche	Director	April 1, 2020
Eric R. La Flèche

/s/ Lorraine Mitchelmore	Director	April 1, 2020
Lorraine Mitchelmore

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in her capacity as the duly authorized representative of Bank of Montreal in the United States, in the City of Chicago, State of Illinois, April 1, 2020.

BANK OF MONTREAL

By:	/s/ Colleen Hennessy
Colleen Hennessy
Authorized Representative in the United States

S-4